EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UBS AG's ratio of earnings to fixed charges, for the periods indicated.


FOR THE PERIOD ENDED                    9.30.01   12.31.00   12.31.99   12.31.98   12.31.97
--------------------------------------  -------   --------   --------   --------   --------
IAS (1)
Pre-tax earnings from continuing
operations (2)                            1,185     10,109      7,709      3,560       (851)
Add: Fixed Charges                       12,087     44,251     30,246     32,958     17,273
                                         ------    -------    -------    -------    -------
PRE-TAX EARNINGS BEFORE FIXED CHARGES    13,272     54,360     37,955     36,518     16,422

Fixed charges:
    Interest                             11,876     43,615     29,695     32,424     16,733
    Other (3)                               211        636        551        534        540
                                         ------    -------    -------    -------    -------
    TOTAL FIXED CHARGES                  12,087     44,251     30,246     32,958     17,273
RATIO OF EARNINGS TO FIXED CHARGES (4)     1.10       1.23       1.25       1.11       0.95


U.S. GAAP (1)
Pre-tax earnings from continuing
operations (2)                                       6,617      4,216     (5,319)
Add: Fixed charges                                  44,220     30,211     26,307
                                                   -------    -------     ------
PRE-TAX EARNINGS BEFORE FIXED CHARGES               50,837     34,427     20,988

Fixed charges:
    Interest                                        43,584     29,660     25,773
    Other (3)                                          538        551        534
                                                   -------    -------     ------
TOTAL FIXED CHARGES                                 44,220     30,211     26,307
                                                   -------    -------     ------
RATIO OF EARNINGS TO FIXED CHARGES (5)                1.15       1.14       0.80

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(1)  The ratio is provided using both IAS and U.S. GAAP values, as the ratio is materially different between the two accounting standards. No U.S. GAAP information is provided for the year ended December 31, 1997 and the quarter ended September 30, 2001 as a GAAP reconciliation was not required for those periods.
(2) Pre-tax earnings from continuing operations includes the elimination of subsidiary, associate and minority interest income and the addition of dividends received from associates.
(3)  Other fixed charges is the interest component of rental expense.
(4) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1997 was CHF 851 million.
(5) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1998 was CHF 5,319 million.